EXHIBIT 10.BB
Name of Employee: ________    No. of Shares: _________

VALLEY NATIONAL BANCORP
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

VALLEY NATIONAL BANCORP, a New Jersey corporation (the “Company”), this _____ __, 20__ (the “Award Date”), hereby grants, to ____________, an employee of the Company (the “Employee”), pursuant to the Company’s 2023 Incentive Compensation Plan (the “Plan”), ___ restricted stock units at target (“Target Award Amount”). Each restricted stock unit (“Unit”) represents the unfunded right to receive one share of the Common Stock, no par value, of the Company (“Share”), subject to the restrictions set forth herein on the terms and conditions hereinafter set forth (the “Award”).
1.Incorporation by Reference of Plan. The provisions of the Plan are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.
2.Award of Restricted Stock Units. A record of the Units awarded hereunder (the “Units”) shall be maintained for the Employee with the administrator designated by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”), subject to terms deemed appropriate by the Committee to reflect the restrictions applicable to such Award (the “Restrictions”), until all the Restrictions specifically set forth in this Agreement with respect to the Units shall expire or be canceled. Upon the lapse of all Restrictions relating to any Units, the Company shall deliver Shares underlying the vested Units. The Units shall have no voting rights. The Units shall be credited with Dividend Equivalents. A “Dividend Equivalent” is an amount equal to the cash dividend payable per Share, if any, multiplied by the number of Shares then underlying the Award with respect to any cash dividends declared or paid by the Company while the Award is outstanding. Dividend Equivalents credited with respect to Shares underlying the Units (i) shall not be paid to the Employee until the Restrictions with respect to the Units upon which such Dividend Equivalents were credited, expire or are canceled, (ii) shall be paid with respect to any Units which vest along with the Shares that are delivered, and (iii) shall immediately and automatically be cancelled with respect to Units which are forfeited or canceled. No interest will be accrued, credited or paid on Dividend Equivalents.
3.Restrictions.
(a)Vesting. The Units and all related Dividend Equivalents shall not be delivered to the Employee and may not be sold, assigned, transferred, pledged or otherwise encumbered by the Employee until such Units have vested based on achievement of the performance goals set forth in Schedule A and subject to the terms of this Agreement. Any Units earned based on achievement of the specific performance goals shall vest on the later of (i) [__ __, 20__], or (ii) the date that the Committee certifies the payout level as a result of such performance achievement. The Shares representing such vested Units shall be delivered to the Employee no later than 90 days following the end of the Performance Period.
(b)Death. Upon death of the Employee while employed but before the end of the Performance Period, (i) all Restrictions upon the Target Award Amount shall lapse and such Units shall immediately vest and the Shares representing such vested Units shall be paid promptly to the Employee’s designated beneficiary if one has been designated by the Employee and if not to the Executive’s executor, administrator, heirs or distributees, as the case may be, and (ii) any Units greater than the Target Award Amount shall be automatically and immediately forfeited. In the event that Employee is continuously employed during the Performance Period but dies prior to the Committee’s certification of payout level, then the Employee’s designated beneficiary or executor, administrator, heirs or distributees, as the case may be, shall vest in the number of Units that the Employee would have earned if employed on the date of such certification and the Shares representing such vested Units shall be paid promptly to the Employee’s designated beneficiary or executor, administrator, heirs or distributees, as the case may be. For the avoidance of doubt, this provision with regard to the vesting of Units upon death while employed but before the end of the Performance Period shall continue to apply after a Change in Control.
(c)Retirement.
(i)Upon the Retirement of the Employee one year or more after the date of this Agreement, the Units shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in Section 3(a) and Schedule A.
(ii)Upon the Retirement of the Employee less than one year after the date of this Agreement, a pro-rated number of Units shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in Sections 3(a) and Schedule A, with such pro-rated number determined by multiplying the Target Award Amount by a fraction, the numerator of which is equal to the number of full months the Award has been outstanding and the denominator of which is twelve (12). Any Units which are not vested (and any related Dividend Equivalents) under this Section 3(c)(ii) shall be automatically and immediately forfeited.
(iii)Following Retirement, in the event that the Employee becomes a director, employee with or consultant for another insured depositary institution or other financial institution, any Units that have not yet vested shall be automatically and immediately forfeited.
(d)Other Termination Events. Units not yet vested (and any related Dividend Equivalents) shall be automatically and immediately forfeited upon the Employee’s ceasing to be employed by the Company and its Subsidiaries for any reason whatsoever, other than death or Retirement of the Employee or except as otherwise determined by the Committee. In the event that Employee is continuously employed during the relevant Performance Period but ceases to be employed (other than by reason of termination for Cause by the Company or voluntary resignation by the Employee) prior to the Committee’s certification of payout level as a result of performance achievement during that Performance Period, then the Employee shall vest in any earned Units based on performance during such Performance Period and the Shares representing such vested Units shall be paid to the Employee.
(e)Change in Control.
(i)Upon a Change in Control, all Restrictions upon the Target Award Amount (as adjusted pursuant to clause (iv) below) shall lapse and such Units shall immediately vest unless the surviving entity has made adequate provision (with the determination as to such adequacy to be made in the discretion of the Committee) in the acquisition agreement or other written agreement to assume and convert such Units to the surviving entity’s equity securities.
(ii)Upon a Change of Control, Units that are assumed by the surviving entity shall remain outstanding until they vest or are forfeited in accordance with the terms set forth in this Section 3(e) and elsewhere in this Award Agreement.
(iii)Units that continue to vest under Section 3(e)(ii) shall have their Restrictions lapse and shall immediately vest if within twenty-four (24) months after the effective date of a Change in Control, a Qualifying Termination shall occur or if the Employee dies. A “Qualifying Termination” shall mean (a) the termination of the Employee’s employment by the Company without “Cause” or (b) a resignation by the Employee for “Good Reason”, in the case of (a) and (b) as each such term is defined in any employment or change in control agreement between the Employee and the Company that existed immediately prior to the Change in Control (“CIC Agreement”), or, if the Employee was not a party to a CIC Agreement or an employment agreement, a termination without Cause or a resignation for Good Reason, as defined in any Change in Control Severance Plan in effect immediately prior to the Change in Control.
(iv)With respect to Units that continue to vest under Section 3(e)(ii), the following adjustments shall be made to Schedule A:
•In calculating TSR Performance for TSR Units that are outstanding for more than one (1) year at the effective time of the Change in Control: the Employee shall be deemed to have earned a number of TSR Units based on the Company’s TSR Performance with the Performance Period ending on the effective date of the Change in Control without pro-ration;
•In calculating TSR Performance for TSR Units that are outstanding for less than one (1) year at the effective time of the Change in Control: the Employee shall be deemed to have earned the Target TSR Amount without pro-ration; and
•In calculating GITBV performance for GITBV Units that are outstanding at the effective time of the Change in Control, the Employee shall be deemed to have earned either the number of GITBV Units (i) calculated based on the GITBV with the Performance Period ending on the effective date of the Change in Control (and as appropriate estimates may be used when actual results are not available on such date), or (ii) if the Committee fails to, or cannot make a determination of GITBV, then the Target GITBV Amount as determined by the Committee prior to the effective date of the Change in Control, and in either case without pro-ration.
Shares representing any TSR Units or GITBV Units which are deemed earned in accordance with this Section 3(e)(iv) shall be paid to the Employee no later than 10 days after the end of the applicable Performance Period or the vesting date specified in Section 3(e)(iii), except in the event of the Employee’s death the Units which are deemed earned shall be paid no less than 30 days after the Employee’s death (in which case, earned Units shall be paid to the Employee’s designated beneficiary, or if none is designated to the Employee’s executor, administrator, heirs or distributees, as the case may be).
1.Registration. If Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by Company’s counsel, as a condition to the Company issuing the Shares, the Employee shall represent in writing to the Company that the Employee is acquiring the Shares for investment purposes only and not with a view to distribution, and Restrictions shall be imposed on the Shares to the effect that such Shares may not be transferred without an applicable exemption under the Securities Act of 1933 or registration thereunder.
2.Acknowledgement of Receipt of Plan and Prospectus. The Employee hereby acknowledges that the Employee has access to the Plan and the prospectus prepared by the Company with regard to the Plan (the “Prospectus”) and represents and warrants that the Employee has read and is familiar with the terms and conditions of the Plan and the Prospectus.

The execution of this Agreement by the Employee constitutes the Employee’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.
3.Notices. Except as specifically provided in the Plan or this Agreement, all notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Employee at the Employee’s last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.
4.Tax Withholding. Shares of Common Stock delivered pursuant to this Award shall be subject to applicable tax withholdings. The Company shall withhold from the delivery of Common Stock pursuant hereto shares having a value equal to the minimum amount of federal, state and other governmental tax withholding requirements (or, if permitted by the Company, and requested by the Employee, at a rate that is higher than the minimum statutory withholding rate) related thereto (subject to rounding to a number of whole shares, in such manner as the Company may determine).  Such shares shall be valued at their Fair Market Value as of the date on which the amount of tax to be withheld is determined. In lieu of such withholding, the Employee may elect, at or before such deadline as the Company may specify, and the Company require as a condition of delivery, that the Employee remit to the administrator an amount in cash sufficient to satisfy such tax withholding requirements.
5.Clawback. This Award shall be subject to the Valley National Bancorp Clawback Policy in the Event of a Financial Restatement and, for a period of six years following the Award Date, the Valley National Bancorp Clawback Policy in the Event of Misconduct, with the terms of each such policy made a part of this Award.
In addition, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act) and/or the rules and regulations of any securities exchange or inter-dealer quotation service on which the Company’s Shares are listed or quoted, or if so required pursuant to any additional written policy adopted by the Company, this Award shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements.
9.    Restrictive Covenants: Non-Solicitation of Customers and Employees.
9.1    Definitions.
A.    “Conflicting Products/Services” means any products or services that would compete with any products or services being offered, sold, or provided by the Company at the time of enforcement of this Agreement.
B.    “Customer” (whether capitalized or lower-cased) shall include all individuals (“Consumers”), businesses (including the employees, owners, directors, independent contractors, consultants, and officers of any business), and/or any other entities (including the employees, owners, directors, independent contractors, consultants, and officers of any entity), which the Company provides, provided, or seeks to provide any type of service to, or which Employee solicited, contacted, or otherwise dealt with on behalf of the Company.

9.2     Non-Solicitation of Customers. In consideration of the Units being awarded hereunder, Employee agrees and covenants that during the period of his/her employment and for a period of twelve (12) months after that employment ends for any reason, Employee shall not in person or through others, (a) solicit, contact, or accept business including any Conflicting Product/Service from a Customer of the Company, or (b) solicit, encourage, or induce any Customer to reduce or stop doing business with the Company or its Affiliates.
9.3     Non-Solicitation of Employees. In consideration of the Units being awarded hereunder, Employee agrees and covenants that during the period of his/her employment and for a period of twelve (12) months after that employment ends for any reason, Employee shall not, in person or through others, directly or indirectly, solicit, attempt to induce to leave employment with the Company, hire, and/or employ any employees of the Company.
9.4     Enforcement of Restrictive Covenants. In the event of a breach or threatened breach by the Employee of any of the covenants contained in this Section 9:
A. The Employee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.
B. If the Employee fails to comply with any time restriction in Section 9, the time period for that restriction will be extended by one day for each day Employee is found to have violated it, up to a maximum extension of twelve months.
C. If a court finds any of the provision of this Section 9, including, without reservation, restrictions on Employee unenforceable as written, the parties shall consent to the reformation of this Agreement to make it enforceable by, and to protect the interests of the Company to the maximum extent legally allowed.
10.    Miscellaneous. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to the subject matter hereof, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey, subject to any exclusions in Section 11. This Award and the payments set forth herein are intended to be compliant with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and shall be interpreted and administered in accordance therewith, although no warranty as to such compliance is made.

11.    Exclusions.  If Employee resides in any of the States listed below at the time of Employee’s execution of this Agreement, the following exceptions and acknowledgments shall apply:
    a.    California. If Employee resides in California, Sections 9.2 and 9.3 shall not apply to Employee after Employee’s employment with the Company ends, and this Agreement shall be governed by and construed in accordance with the laws of the State of California, without applying its conflicts of law principles.

12.    Severability. The Company and Employee acknowledge that it was their intent to enter into a valid and enforceable agreement. The Company and Employee thereby agree that should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
VALLEY NATIONAL BANCORP            EMPLOYEE

By:	By:
/s/ Suresh Sani
SURESH SANI	[Employee Name]

This Award is also subject to Valley’s clawback policies in accordance with Section 8 of this Agreement.

Schedule A

Vesting Conditions for Performance Restricted Stock Units

1.Definitions
a.“GITBV” means the Company’s annual growth in Tangible Book Value per share plus dividends on common stock excluding other comprehensive income, and shall be adjusted to exclude, in a manner consistent with prior practice, consistently applied, the impact of material: (i) fees and expenses relating to acquisitions and dispositions, (ii) the positive or negative impact of any merger or acquisition activity (including the impact of the increase in outstanding shares), (iii) costs or penalties associated with the voluntary prepayment of indebtedness during the Performance Period and related savings in debt service from any such prepayment of indebtedness in the performance year(s) following the year of such prepayment, (iv) the cumulative effect of accounting and tax law changes, (v) any items otherwise affecting tangible book value that are required to be reflected on the Company’s Income Statement (in accordance with Accounting Standards Update 2015-01) as unusual in nature or not reasonably expected to recur in the foreseeable future (formerly, Extraordinary Items), and (vi) other items, both positive and negative, which the Committee determines are not indicative of ongoing operational results.
b.“Peer Group” means the companies in the KBW Regional Bank Index as of the first day of the Performance Period. If a Peer Group company is acquired by or merged with another Peer Group company, the performance of the surviving company is tracked for the remainder of the relevant Performance Period. If a Peer Group company is acquired by a non-Peer Group company, the acquired company is disregarded. For the avoidance of doubt, a Peer Group company which becomes bankrupt or insolvent during the Performance Period shall be deemed to have a TSR Performance of negative 100%.
c.“Performance Period” means the period commencing January 1, 20__ and ending December 31, 20__.
d.“Stock Price” means the average closing price of a share of common stock of the Company, as reported on the principal national stock exchange on which such common stock is traded, over the 30 consecutive calendar days immediately preceding the first day of the Performance Period and the 90 consecutive calendar days ending on (and including) the last day of the Performance Period.
e.“TSR Performance” means the Company’s total shareholder return for the Performance Period as measured by dividing (A) the sum of (i) the cumulative amount of dividends per share for the Performance Period, assuming dividend reinvestment as of each applicable ex-dividend date, and (ii) the increase or decrease in Stock Price from the first business day of the Performance Period to the last business day of the Performance Period, by (B) the Stock Price determined as of the first business day of the Performance Period.
2.Growth in Tangible Book Value. ___ GITBV Units (representing __% of the Target Award Amount, the “Target GITBV Amount”) will be subject to vesting based on performance achievement against the following metrics measured on a cumulative basis over the Performance Period (using a three-year average):

•__% of the Target GITBV Amount will vest if __% GITBV is achieved (threshold);
•__% of the Target GITBV Amount will vest if __% GITBV is achieved (target);
•__% of the Target GITBV Amount will vest if __% of GITBV is achieved (maximum).
The number of earned GITBV Units shall be interpolated on a straight-line basis based on achievement of GITBV levels between the performance metrics specified above. No GITBV Units shall be earned if GITBV is less than __%, and the maximum GITBV Units that may be earned shall be capped at 200% of the Target GITBV Amount even if GITBV in excess of __% is achieved.
The number of GITBV Units earned based on cumulative three-year GITBV performance as described above shall vest and shares representing such earned GITBV Units shall be delivered to the Employee three years from the date of this award upon the Committee’s certification of performance achievement following the end of the Performance Period.
3.Total Shareholder Return. ___ TSR Units (representing __% of the Target Award Amount, the “Target TSR Amount”) will be subject to vesting based on achievement of TSR Performance measured on a cumulative basis over the Performance Period as follows:
•___% of the Target TSR Amount will vest if TSR Performance is consistent with the ___ percentile of the Peer Group (threshold);
•___% of the Target TSR Amount will vest if TSR Performance is consistent with the ___ percentile of the Peer Group (target);
•___% of the Target TSR Amount will vest if TSR Performance is consistent with the ___ percentile of the Peer Group (maximum).
The number of earned TSR Units shall be interpolated on a straight-line basis based on achievement of TSR Performance levels between the performance metrics specified above. No TSR Units shall be earned if TSR Performance is below the ___ percentile of the Peer Group, and the maximum TSR Units that may be earned shall be capped at ___% of the Target TSR Amount even if TSR Performance exceeds the ___ percentile of the Peer Group, provided, however, that if TSR Performance exceeds the ___ percentile but is negative, the maximum TSR Units that may be earned shall be capped at 100% of the Target TSR Amount.
The number of TSR Units earned based on cumulative three-year TSR Performance as described above shall vest and shares representing such earned TSR Units shall be delivered to the Employee three years from the date of this grant upon the Committee’s certification of performance achievement following the end of the Performance Period.